Exhibit 23.2

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the use in this Registration Statement of a21, Inc. on Form SB-2 of our report dated May 22, 2003, relating to a21, Inc. and Subsidiaries (the "Company") consolidated financial statements for the year ended December 31, 2002 and the period from September 19, 2000 (inception) through December 31, 2002, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts."


                                        /s/ Marcum & Kliegman LLP

New York, NY
July 30, 2004